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                                                                   Exhibit 10.20
                             AFFILIATION AGREEMENT
                             ---------------------


     THIS AFFILIATION AGREEMENT (this "Agreement") is made and entered into as of the 15th day of September, 1997, by and between PGA GOLF PROPERTIES, INC., a Florida corporation, hereinafter referred to as "PGA"; and VISTANA, INC., a Florida corporation, hereinafter referred to as "Vistana."

                                   RECITALS

     A. PGA and its Affiliates (as defined herein), among other things, engage in (i) the promotion of the game of golf and (ii) the acquisition, development, operation and management of golf courses, golf training programs and related facilities and amenities ("PGA Golf Facilities").

     B. Vistana and its Affiliates engage in the acquisition, development, operation, management and sale of Vacation Resorts (as defined herein) under the name "Vistana," under brand names owned by others, and under brand names used jointly with others.

     C. The parties desire to establish an affiliation ("Affiliation") pursuant to which Vistana will have the exclusive right to acquire, develop, manage, market and sell Vacation Resorts in the Territory (as defined herein) under the PGA name, initials and logo.

     D. Certain PGA Affiliates presently operate the PGA Golf Facilities located in St. Lucie County consisting of two public golf courses at the Reserve, one semi-private golf course at St. Lucie West, a proposed PGA learning center at the Reserve and a proposed third golf course near the Reserve (collectively, the "PGA St. Lucie Golf Facilities"). PGA Golf Development, Inc. ("PGD") and Vistana PSL, Inc. ("VSL") have entered into a Purchase and Sale Agreement (the "Land Agreement") pursuant to which VSL will acquire certain real property located adjacent to the PGA St. Lucie Golf Facilities at the Reserve for the purpose of developing the first Vacation Resort pursuant to this Affiliation.

     E. Contemporaneously with the closing of the Land Agreement, PGD and VSL will enter into a Marketing and Promotion Agreement and a Golf Course Access Agreement (both as defined in the Land Agreement).
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     NOW, THEREFORE, IN CONSIDERATION OF the mutual agreements and undertakings herein set forth and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, PGA and Vistana hereby agree as follows:

     I. Defined Terms. The following terms shall have the meanings described below:

     "Affiliate": any entity controlling, controlled by or under common control with such person or entity.

     "Affiliation":  as defined in Recital C.

     "Claims":  as defined in paragraph 13(a).

     "Golf Course Access Agreement":  as defined in Recital E.

     "Initial Closing": as defined in paragraph 3.

     "Initial Resort": the Vacation Resort to be developed by VSL on the St. Lucie Property.

     "Land Agreement":  as defined in Recital D.

     "Licensed VOI's:  Vacation Ownership Interests at a PGA Vacation Resort.

     "Marketing and Promotion Agreement":  as defined in Recital E.

     "PGA":  as defined in the Preamble.

     "PGA Golf Facilities":  as defined in Recital A.

     "PGA Indemnities":  as defined in paragraph 13(b).

     "PGA St. Lucie Golf Facilities":  as defined in Recital D.

     "PGA Vacation Club": shall mean an internal exchange opportunity which may be created by Vistana among owners of Vacation Ownership Interests at the PGA Vacation Resorts.

     "PGD":  as defined in Recital D.

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     "Performance Criteria":  shall mean those Performance Criteria listed on
Attachment II to the Marketing and Promotion Agreement.

     "Related Agreements": the Land Agreement, the Marketing and Promotion Agreement and the Golf Course Access Agreement.

     "St. Lucie Property": the property to be acquired by VSL from PGD or Callaway Land & Cattle Co. Limited Partnership pursuant to the Land Agreement.

     "Term":  as defined in paragraph 2.

     "Territory":  the United States, its Territories and Possessions.

     "Vacation Ownership Interests" or "VOI's": vacation ownership interests, interval ownership interests, timeshare estates, timeshare licenses, fractional ownership, vacation club, right-to-use or any other form of vacation ownership program.

     "Vacation Resort": shall mean any resort property having Vacation Ownership Interests.

     "Vistana":  as defined in the Preamble.

     "Vistana Indemnities": as defined in paragraph 13(a).

     "VSL":  as defined in Recital D.


     II. Term. The term (the "Term") of this Agreement shall commence on the date hereof and shall terminate on the tenth anniversary of the date hereof; provided, however, that if Vistana and PGA shall each have determined in its reasonable judgment that the Performance Criteria have been satisfied, then Vistana shall have the right to extend the term of this Agreement for an additional period of up to ten (10) years by providing written notice of such extension to PGA at least one hundred eighty (180) days prior to the end of the initial term. The termination of this Agreement whether by lapse of time, acceleration, mutual agreement or otherwise shall not terminate or otherwise affect the Marketing and Promotion Agreement or Golf Course Access Agreement for the Initial Resort or any other marketing and promotion agreement or golf course access agreement entered into with respect to any other PGA Vacation Resort.

     III. Initial Resort. The Initial Resort to be developed pursuant to this Agreement shall be acquired and developed by VSL in accordance with the terms of the Land Agreement. The name of the Initial Resort shall be the "PGA Vacation Resort by Vistana" or such other name as Vistana shall determine and PGA shall approve, which name may or may not include the name "Vistana" and may or may not include a location identifier (such as "at the

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Reserve"). Contemporaneously with the initial acquisition of a portion of the
St. Lucie Property pursuant to the Land Agreement (the "Initial Closing"), PGD and VSL will enter into the Marketing and Promotion Agreement and Golf Course Access Agreement.

     IV. Official Designation. Vistana (and any Affiliate of Vistana designated by Vistana) is hereby designated as the exclusive vacation ownership development company of the PGA and will have the right to identify itself as the "Official Vacation Ownership Developer of the PGA." Vistana acknowledges that the PGA and its Affiliates reserve the right to enter into "official" agreements with other companies respecting goods and services in all categories other than Vacation Resorts and Vacation Ownership Interests. PGA hereby grants to Vistana the exclusive, indivisible and non-transferable right and license to utilize the Trademarks (as defined in the Marketing and Promotion Agreement) within the Territory (as defined in the Marketing and Promotion Agreement) in connection with promoting Vistana's affiliation with the PGA and the PGA Vacation Club in the Territory during the term of this Agreement. The terms and conditions of Vistana's use of the Trademarks shall be identical the terms and conditions of
Section 2 of the Marketing and Promotion Agreement (other than the first paragraph of such Section 2), including without limitation the indemnification provisions of such Section 2.

     V. Exclusivity. PGA hereby agrees that during the Term, Vistana shall have the exclusive right to develop Vacation Resorts within St. Lucie County, Florida using the PGA name, initials and logo. In addition, PGA hereby agrees that during the Term, Vistana shall have the exclusive right to develop Vacation Resorts and PGA Vacation Clubs within the Territory using the PGA name, initials and logo, subject, however, to the provisions of Section 6 and Section 7 below with respect to Vacation Resorts. PGA further agrees that neither PGA nor its Affiliates will enter into any agreement with any person or entity selling, marketing, developing, operating or managing a Vacation Resort (other than Vistana, its Affiliates or an unrelated developer of a Proposed Project (as defined below) in the event Vistana elects not to proceed with such Proposed Project as provided in paragraph 6 below) which agreement would allow such person or entity to offer or sell any Vacation Resort or any Vacation Ownership Interests using the PGA "Mailing Lists" and/or the "Member Access" described in the Marketing and Promotion Agreement. The foregoing restriction shall expire on the earlier of (i) the fifth anniversary of the recordation of the first deed for a Vacation Ownership Interest at the Initial Resort or (ii) on the date upon which not less than 80% of the Vacation Ownership Interests at the Initial Resort have been sold; provided however, that if any Proposed Project being developed or to be developed by Vistana or its Affiliates under the terms of this Agreement shall be pending at such time as the foregoing restriction would otherwise expire, then the restriction shall continue in effect and expire on the earlier of (x) the fifth anniversary of the recordation of the first deed for a VOI at such pending Proposed Resort or (y) on the date upon which not less than 80% of the Vacation Ownership Interests at such pending Proposed Resort have been sold.

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     VI.  Right of First Offer.  It is the intent of the parties that additional
PGA Vacation Resorts will be developed at other properties identified by PGA for development by PGA or its Affiliates as PGA Golf Facilities. PGA hereby grants to Vistana a right of first offer to be the developer of a Vacation Resort with respect to any PGA Golf Facility hereafter developed, licensed or operated by PGA or any PGA Affiliate. PGA shall provide written notice to Vistana of any property or project (a "Proposed Project") under consideration for development, licensure or operation by PGA or any PGA Affiliate within thirty (30) days after the Proposed Project is identified. Such written notice shall include the location of the Proposed Project, the type of PGA Golf Facility under consideration and such other information as is available at that time. Each of PGA and Vistana will undertake at their own expense such investigations of the Proposed Project as each party determines is necessary or desirable in evaluating the Proposed Project. If PGA shall determine that it does not intend to pursue the Proposed Project, PGA shall give written notice of such determination to Vistana whereupon Vistana shall be permitted, but not obligated, to develop such Proposed Project in such manner as Vistana determines appropriate for Vistana's own account and not as a PGA Vacation Resort. If Vistana shall determine that it does not intend to pursue the Proposed Project, Vistana shall give written notice of such determination to PGA whereupon PGA shall be permitted, but not obligated, to develop, or cause to be developed, such Proposed Project in such manner as PGA determines appropriate, including any Vacation Ownership Interest component thereof; provided, however, that such Vacation Ownership Interest component shall not be permitted to use the name "Professional Golfers Association," "PGA" or any similar name or the PGA logo except in connection with a location identifier (such as "Holiday Vacation Ownership Resort at PGA Grand Development" or "Holiday Vacation Ownership Resort at PGA Golf Course") for any Vacation Resort. If the parties both elect to pursue the Proposed Project, then the parties, or the appropriate Affiliates thereof, shall enter into agreements in form and substance similar to the Land Agreement, Marketing and Promotion Agreement, Golf Course Access Agreement and such other agreements as are entered into with respect to the Initial Resort, with such adjustments as are reasonably necessary given the particular circumstances of the Proposed Project. Any future PGA Vacation Resort shall include in its name "PGA Vacation Resort by Vistana" unless otherwise agreed to by both parties.

     VII. Existing PGA Properties. Vistana's exclusive right to develop Vacation Resorts as set forth Section 5, and right of first offer as set forth in Section 6, shall not apply to development projects outside St. Lucie County, Florida currently bearing the "PGA" name (for example, PGA National) or sites adjacent to golf courses outside St. Lucie County, Florida, that are currently owned or managed by PGA (for example, Valhalla in Louisville, Kentucky). With respect to such PGA projects or sites adjacent to PGA golf courses, the PGA may deal with other developers of Vacation Resorts; provided, however, such Vacation Resort shall not be permitted to use the name "Professional Golfers Association", "PGA" or any similar name or the PGA logo except in connection with a location identifier for any Vacation Resort as described in Section 6 above.

     VIII. Additional Properties. Each of PGA and Vistana reserves the right to identify potential properties for development or designation as PGA Vacation Resorts (which may or may not be associated with a PGA Golf Facility). Such properties shall be included only upon the mutual agreement of the parties satisfactory to each party in its sole discretion. No provision of this Agreement shall limit, prohibit or restrict in any manner Vistana or any Affiliate thereof from conducting its business in any manner it determines in its sole discretion to be necessary or advantageous to it, including, without limitation, developing, marketing, managing, owning, operating or selling Vacation Resorts other than the PGA Vacation Resorts.

     IX. Exchange Rights. Vistana shall have the right, but not the obligation, to include one or more of the PGA Vacation Resorts in a PGA Vacation Club or other exchange program in combination with other PGA Vacation Resorts. In addition, Vistana shall have the right, but not the obligation, to include one or more of the PGA Vacation Resorts in a vacation club or other exchange program in combination with other Vacation Resorts of comparable or superior quality owned or operated by Vistana or any Vistana Affiliate, or to include other Vacation Resorts of comparable or superior quality owned or operated by Vistana or any Vistana Affiliate in the PGA Vacation Club, subject in both cases above to the express written approval of the PGA. Any PGA Vacation Club shall have the right to identify itself as the "PGA Vacation Club by Vistana."

     X. No Joint Venture or Partnership. No covenant or provision of this Agreement, the Land Agreement or any of the other agreements to be entered into between Vistana, PGA and Affiliates thereof is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between PGA and Vistana or any Affiliates of either of them.

     XI. PGA's Representations and Warranties. PGA hereby makes the following representations and warranties to Vistana, each of which shall be deemed material:

     A. PGA is a Florida corporation, is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

     B. The entry into this Agreement, the execution and delivery of all instruments and documents required to be executed and delivered under the terms hereof, and the performance of all acts necessary and appropriate for the full consummation of the transaction contemplated hereunder are consistent with, and not in violation of, and will not create any adverse condition under any contract, agreement, or instrument to which PGA or any PGA Affiliate is a party, or any judicial order or judgment of any nature under which PGA or any PGA Affiliate is bound. In addition, PGA has taken or caused to be taken all actions required to render this Agreement en forceable against PGA in accordance with its terms.

     C. This Agreement is the legal, valid and binding obligation of PGA, enforceable against PGA in accordance with its terms.

     D. There are no actions, suits, proceedings, judgments or court orders or decrees pending, or to the knowledge of PGA threatened, to which PGA or any PGA Affiliate is a party or by which the property of PGA or any PGA Affiliate is bound before or by any court or governmental agency, which would reasonably be expected to prevent or hinder the consummation of the transactions contemplated hereby.

     XII. Vistana's Representations and Warranties.
          ----------------------------------------

     A. Vistana is a Florida corporation and is duly formed, validly existing and in good standing under the laws of the State of Florida.

     B. The entry into this Agreement, the execution and delivery of all instruments and documents required to be executed and delivered under the terms hereof, and the performance of all acts necessary and appropriate for the full consummation of the transaction contemplated hereunder are consistent with, and not in violation of, and will not create any adverse condition under any contract, agreement, or instrument to which Vistana or any Vistana Affiliate is a party, or any judicial order or judgment of any nature under which Vistana or any Vistana Affiliate is bound. In addition, Vistana has taken or caused to be taken all actions required to render this Agreement enforceable against Vistana in accordance with its terms.

     C. This Agreement is the legal, valid and binding obligation of Vistana, enforceable against Vistana in accordance with its terms.

     D. There are no actions, suits, proceedings, judgments or court orders or decrees pending, or to the knowledge of Vistana threatened, to which Vistana or any Vistana Affiliate is a party or by which the property of Vistana or any Vistana Affiliate is bound before or by any court or governmental agency, which would reasonably be expected to prevent or hinder the consummation of the transactions contemplated hereby.


    XIII. Indemnification; Remedies on Default.
          ------------------------------------

     A. PGA. PGA hereby indemnifies and holds harmless Vistana and its partners and their respective officers, directors, employees, representatives and Affiliates ("Vistana Indemnitees") against and in respect of any costs, claims, moneys, expenses, liabilities or damages including, without limitation, any and all

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          reasonable attorneys' fees and all other legal expenses (each of the foregoing, a "Claim") incurred or expended by Vistana Indemnitees that arise from or in connection with any breach or inaccuracy of any representation or warranty made by PGA hereunder or in connection with any litigation, conflicts, disputes or alleged violations of any contracts to which PGA is a party as of the date hereof.


     B. Vistana. Vistana hereby indemnifies and holds harmless PGA and its officers, directors, employees, representatives and Affiliates ("PGA Indemnitees") against and in respect of any Claims incurred or expended by PGA Indemnitees that arise from or in connection with any breach or inaccuracy of any representation or warranty made by Vistana hereunder or in connection with any litigation, conflicts, disputes or alleged violations of any contracts to which Vistana is a party as of the date hereof.

     C. Remedies. In the event either party fails to perform its obligations hereunder, the other party shall have all rights and remedies available at law or in equity, including, where appropriate, injunctive relief without bond or surety (including in the event of a violation of the provisions of paragraph 15 hereof in which case the parties acknowledge that monetary damages would be an inadequate remedy).

     D. Attorneys' Fees. In the event suit is brought to enforce or interpret all or any portion of this Agreement or for any other relief permitted hereunder, the party, if any, awarded costs in such suit shall be entitled to recover, as an element of such costs, and not as damages, reasonable attorneys' fees incurred in connection with such suit. Without limiting the generality of the foregoing, attorneys' fees shall be determined at the normal hourly rates charged by the person doing the work, regardless of whether said fees bear a reasonable relationship to the relief obtained. A party which is not entitled to recover costs in any such suit shall not be entitled to recover its attorneys' fees.

     XIV. Assignment.
          ----------

     A. General. PGA and Vistana understand and agree that, except as otherwise specifically provided in Paragraph 14(b) herein, neither party may, without the other party's prior written consent (which consent may be withheld or denied in such party's sole discretion), assign any right, title and interest in and to this Agreement at any time to any party.

     B. Related Entities. Notwithstanding the general prohibition in Paragraph 14(a) herein, each party shall be entitled, without the consent of the other, to assign

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          all or part of its right, title and interest in and to this Agreement to any Affiliate provided that such Affiliate (i) has the power and authority to perform the assigning party's obligations under this Agreement and (ii) assumes such obligations pursuant to a written agreement delivered to the other party.

     XV. Notices. Any notices, requests, or other communications required or permitted to be given hereunder shall be in writing and shall be either (i) delivered by hand, (ii) mailed by United States registered mail, return receipt requested, postage prepaid, (iii) sent by a reputable, national overnight delivery service (e.g., Federal Express, Airborne, etc.) or (iv) sent by facsimile (with the original being sent by one of the other permitted means or by regular United States mail) and addressed to each party at the applicable address set forth herein. Any such notice, request, or other communication shall be considered given or delivered, as the case may be, on the date of hand delivery (if delivered by hand), on the third (3rd) day following deposit in the United States mail (if sent by United States registered mail), on the next business day following deposit with an overnight delivery service with instructions to deliver on the next day or on the next business day (if sent by overnight delivery service), or on the day sent by facsimile (if sent by facsimile, provided the original is sent by one of the other permitted means as provided herein in this Paragraph 15 or by regular United States mail). However, the time period within which a response to any notice or request must be given, if any, shall commence to run from the date of actual receipt of such notice, request, or other communication by the addressee thereof. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request, or other communication. By giving at least ten (10) days prior written notice thereof, any party hereto may, from time to time and at any time, change its mailing address hereunder.

     PGA:             PGA
     ---              100 Avenue of the Champions
                      Palm Beach Gardens, Florida 33418
                      Attention:  Chief Executive Officer
                      Telephone:
                      Facsimile:  (561) 624-7642

     With a copy to:  Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
     --------------   Phillips Point - Suite 500 East
                      777 South Flagler Drive
                      West Palm Beach, Florida 33401-6194
                      Attention:  Paul W.A. Courtnell, Esq.
                      Telephone:  (561) 655-1980
                      Facsimile:  (561) 655-5677

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     Vistana:         Vistana, Inc.
     -------          8801 Vistana Centre Drive
                      Orlando, Florida  32821
                      Attention:  Raymond L. Gellein, Jr.
                                  Chairman; and
                                  Susan Werth, Esq.
                                  Senior Vice President and
                                  General Counsel
                      Telephone:  (407) 239-3009
                      Facsimile:  (407) 239-3198

     With a copy to:  Barbara E. Overton, Esq.
     --------------   Weil, Gotshal & Manges LLP
                      701 Brickell Avenue, Suite 2100
                      Miami, FL 33131
                      Telephone:  (305) 577-3135
                      Facsimile:  (305) 374-7159

     XVI. Confidential Information. Each party hereby agrees that any information provided at any time to such party by the other party in connection with the negotiation, performance or enforcement of this Agreement which has not been generally disclosed to the public (the "Confidential Information"), including, without limitation, any information contained in proprietary software systems, any management techniques, and any customer and database information provided pursuant to any license agreement, shall be kept in confidence; provided, however, that any of such information may be disclosed to a party's employees, agents, attorneys, auditors, accountants, financial advisors, banks or other financial sources that need to know such Confidential Information (it being agreed that such representatives or persons will be informed by such party of the confidential nature of such Confidential Information and directed to treat such Confidential Information confidentially and that such party will be responsible for any disclosures of Confidential Information by its representatives). In the event that a party becomes legally compelled to disclose any Confidential Information, such party shall provide the other party with prompt prior written notice of such requirement so that the other party may seek a protective order or other appropriate remedy unless such notice is prohibited by law. In the event such protective order or other remedy is not obtained, the party legally compelled to disclose such Confidential Information agrees to disclose only that portion of the Confidential Information which, in the opinion of such party's counsel, is legally required to be disclosed. The parties acknowledge and agree that, notwithstanding the provisions of this paragraph 16, the parties shall be entitled to disclose and use the Agreed Description (as defined in paragraph 17 hereof) of the relationship of the parties.

     XVII. Publicity. Neither party shall issue or make, or allow any Affiliate to issue or make, any press release or public announcement relating to the subject matter of this

Agreement without the prior approval of the other party; provided, however, that any party or an Affiliate of any party may make any public disclosure it believes in good faith is required by applicable law, any listing or trading agreement concerning its publicly-traded securities or in connection with any governmental filings (in which case the party which intends to issue such press release or make such public announcement will advise the other party prior to making the disclosure and provide the other party opportunity to comment upon the release or announcement). In addition to the foregoing, the parties shall, as soon as practicable after the date hereof, use their reasonable best efforts to agree on one or more descriptions of the relationship of the parties hereunder (an "Agreed Description"). During the Term hereof, the parties shall be entitled to use the Agreed Description in all communications and announcements in connection with the conduct of their respective businesses; provided, however, if either party shall use an Agreed Description in a larger context, including but not limited to advertising and promotion, the use of the Agreed Description in such larger context shall require the approval of the other party, which shall not be unreasonably withheld. The party to whom an Agreed Description in a larger context is submitted shall use best efforts to respond to the requesting party within 72 hours of receipt of the request.

     XVIII. No Solicitation of Employees. PGA agrees that for a period commencing on the date hereof and ending two years following the last day of the Term, neither PGA nor its Affiliates shall, directly or indirectly, solicit for employment or hire any person employed by Vistana or any of its Affiliates at a position of Manager or higher, as such persons may be titled at any time during the Term or as of the last day of the Term. Vistana agrees that for a period commencing on the date hereof and ending two years following the last day of the Term, neither Vistana nor its Affiliates shall, directly or indirectly, solicit for employment or hire any person employed by PGA or any of its Affiliates at a position of Manager or higher, as such persons may be titled at any time during the Term or as of the last day of the Term.

     XIX.  Miscellaneous.

     A. This Agreement, together with the Related Agreements, constitutes the entire agreement between the parties hereto and thereto with respect to the transaction contemplated herein and in the Related Agreements; and it is understood and agreed that all undertakings, negotiations, representations, promises, inducements and agreements heretofore had between these parties are merged herein and in the Related Agreements. This Agreement may not be changed orally, but only by an agreement in writing signed by both Vistana and PGA; and no waiver of any of the provisions in this Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

     B. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs and permitted successors and assigns, as may be applicable.

     C. If the final day of any period of time set out in any provision of this Agreement, falls on a Saturday, Sunday or holiday recognized by national banks in Florida, then in such case, such period shall be deemed extended to the next day which is not a Saturday, Sunday or holiday recognized by national banks in Florida ("Business Day").

     D. No presumption shall be created in favor of or against PGA or Vistana with respect to the interpretation of any term or provision of this Agreement due to the fact that this Agreement was prepared by or on behalf of one of said parties.

     E. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

     F. The captions used in connection with the paragraphs of this Agreement are for reference and convenience only and shall not be deemed to construe or limit the meaning of the language contained in this Agreement or be used in interpreting the terms and provisions of this Agreement.

     G. This Agreement may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been signed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be signed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument), and shall have been delivered by each of the parties to the other.

     H. When anything is described or referred to in this Agreement in general terms and one or more examples or components of what has been described or referred to generally is associated with that description (whether or not following the word "including"), the examples or components shall be deemed illustrative only and shall not be construed as limiting the generality of the description or reference in any way.

     I. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this

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

          Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

     J. This Agreement is intended to be performed in the State of Florida shall be construed and enforced in accordance with the laws of said State.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by persons duly empowered to bind the parties to perform their respective obligations hereunder the day and year first above written.

                                    "Vistana"

                                    VISTANA, INC., a Florida corporation



                                    By: /s/ Susan Werth
                                       -------------------------------
                                    Name:   Susan Werth
                                    Title:  Senior Vice President - Law


                                    "PGA"

                                    PGA GOLF PROPERTIES, INC.,
                                    a Florida corporation



                                    By: /s/ Jim L. Awtrey
                                       -------------------------------
                                    Name:   Jim L. Awtrey
                                    Title:  President/Chief Executive Officer

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